REALNETWORKS AND VIACOM TO SEPARATE RHAPSODY
INTO INDEPENDENT COMPANY

SEATTLE and NEW YORK – February 9, 2010 – RealNetworks, Inc. (Nasdaq: RNWK) and MTV Networks, a division of Viacom International, Inc. (NYSE: VIA.A and VIA.B), today announced plans to restructure their digital music service joint venture, Rhapsody America LLC, into a newly formed corporation that will operate independently from its parent companies. RealNetworks, currently the majority owner and operator of Rhapsody, and Viacom will restructure their ownership and rights in the joint venture to provide the necessary intellectual property rights to launch the new company as an independent entity. RealNetworks will also contribute operating capital as part of the transaction. Under the terms of the restructuring, which is expected to close at the end of the first quarter, RealNetworks will no longer have operating control over the venture, and Rhapsody will have no single majority owner.

“Separating Rhapsody into its own independent company is a significant first step in making RealNetworks a more focused and profitable company,” said Robert Kimball, president and acting CEO for RealNetworks. “Rhapsody will be the largest pure play digital music service in the market. We have provided Rhapsody with the right team, and financial and intellectual property assets to succeed in the competitive market for digital music.”

Additional information about the deal is available from the Form 8-K filed by RealNetworks with the Securities and Exchange Commission today, http://investor.realnetworks.com/sec.cfm

For More Information:
Press
Bill Hankes, RealNetworks
206-892-6614
bhankes@real.com

Ryan Luckin, Rhapsody
206-892-6330
rluckin@real.com

Investors
Marj Charlier, RealNetworks
206-892-6718
mcharlier@real.com

ABOUT REALNETWORKS
RealNetworks, Inc. delivers digital entertainment services to consumers via PC, portable music player, home entertainment system or mobile phone. Real created the streaming media category in 1995 and has continued to lead the market with pioneering products and services, including: RealPlayer, the first mainstream media player to enable one-click downloading and recording of Internet video; the award-winning Rhapsody® digital music service, which delivers more than 1 billion songs per year; RealArcade®, one of the largest casual games destinations on the Web; and a variety of mobile entertainment services, such as ringback tones, offered to consumers through leading wireless carriers around the world. RealNetworks’ corporate information is located at www.realnetworks.com/company.

RealNetworks, RealPlayer, Rhapsody and RealArcade are trademarks or registered trademarks of RealNetworks, Inc.

ABOUT VIACOM
Viacom, consisting of BET Networks, MTV Networks and Paramount Pictures, is the world’s leading entertainment content company. It engages audiences on television, motion picture and digital platforms through many of the world’s best known entertainment brands, including MTV, VH1, CMT, Logo, Nickelodeon, Nick at Nite, Nick Jr., COMEDY CENTRAL, Spike TV, TV Land, BET, Rock Band, AddictingGames, Atom, Neopets, Shockwave and Paramount Pictures. Viacom’s global reach includes approximately 170 channels and 430 online properties in more than 160 countries and territories.

For more information about Viacom and its businesses, visit www.viacom.com.

ABOUT RHAPSODY
The Rhapsody® digital music service (www.rhapsody.com) gives consumers unlimited on-demand access to more than nine million songs, whether they’re listening on a laptop, mobile phone, television or home stereo system. Rhapsody allows consumers to access their music through more touch-points than any other digital music service, including mobile phones from Verizon Wireless, through Rhapsody applications on the Apple iPhone, iPod Touch and Android mobile platform and through devices from Vizio, HP, Sonos and Philips.

Forward Looking Statements: This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to the closing of the restructuring transaction and RealNetworks’ and Rhapsody’s ability to realize success and profitability from the restructuring transaction. More information about potential risk factors that could affect Real’s business and financial results is included in Real’s annual report on Form 10-K for the most recent year ended December 31, and its quarterly reports on Form 10-Q and, from time to time, in other reports filed by Real with the Securities and Exchange Commission. Actual results may differ materially from estimates under different assumptions or conditions. Real assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.